UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2008

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2008, Targeted Genetics Corporation executed a Separation Agreement and Release, or Separation Agreement, with H. Stewart Parker which became effective on November 22, 2008. Ms. Parker resigned from her position as the chief executive officer and president of Targeted Genetics effective November 6, 2008, as described in the Company’s Form 8-K filed on November 12, 2008 and resigned from the Board of Directors of Targeted Genetics on November 20, 2008 as described in the Company’s Form 8-K filed on November 20, 2008.

Pursuant to the terms of the Separation Agreement, Ms. Parker’s 83,334 unvested restricted stock units previously issued to her pursuant to Targeted Genetics’ Stock Incentive Plan were accelerated to fully vest upon effectiveness of the Separation Agreement, Ms. Parker was granted an additional 150,000 shares of common stock, the Company will provide continuation of Ms. Parker’s health insurance coverage for six months and the Company will reimburse Ms. Parker for certain expenses as set forth in the Separation Agreement. The Separation Agreement also provides for Ms. Parker to provide consulting services to the Company for $5,000 per month for a period of six months.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement and Release attached hereto as Exhibit 10.1 to this current report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit:

10.1  Separation Agreement and Release dated November 14, 2008 between Targeted Genetics and H. Stewart Parker

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: November 26, 2008	By:	/s/ DAVID J. POSTON
David J. Poston Vice President Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Separation Agreement and Release dated November 14, 2008 between Targeted Genetics and H. Stewart Parker